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                                                                  Exhibit 10.40

                                   October 21, 1999



Frederick H. Phillips
7 Fox Run
Middleton, MA  01949

Dear Fred:

     I am pleased to offer you the position of Senior Vice President and Chief Financial Officer of Prime Response, Inc. (the "Company"), reporting directly to me. In that role you will have responsibility for all control, treasury, management information and administrative activities of the Company.

     Compensation for that position includes a base salary of $180,000 per year and an annual incentive bonus of 35% of that base salary ($63,000). You will be eligible to earn one fourth of that incentive ($15,750), based upon achievement of the Company's fourth quarter goals (revenue of over $8.5 million).

     In addition, you will receive a stock option grant to purchase 125,000 shares of the Company's stock at $5.00 per share. Since the Company is now considered to be legally in registration, pricing on stock options is to be calculated at a 10% discount to the low end of the filing range. The Company is expected to file for a public listing during the week of November 1. Final IPO pricing has yet to be determined and trading pricing is unknown. However, the Company is prepared to price your stock options at $5.00 per share.

     These shares will be vested according to the Company stock option standards over a four-year period of time.

     Furthermore, you will have the opportunity to participate in Prime Response benefits which include 3 weeks of vacation annually, health and life insurance and a 401K retirement plan, which includes Company contribution.

     In the event that your employment is terminated without cause, you will receive a severance that includes the continuation of all base salary and benefits programs for one year. Should you be terminated without cause resulting from a change of control, all stock options granted will be 100% vested.

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Frederick H. Phillips
October 21, 1999
Page Two


     This offer and compensation plan is dependent on your execution of the standard Prime Response Employment Agreement. Also, your employment with Prime Response is contingent on the successful completion of the Company's standard employment practices, including background investigation.

     Your background, experience and achievements to date will be put to invaluable use as we work together to build a world class company. I'm excited by the opportunity to work with you toward that end as you continue to build your career with Prime Response.

     It is anticipated that you will begin your employment with Prime Response on Monday, October 25. Among our first initiatives will be the recruitment of an equally world class corporate controller.

                                   Sincerely,



                                   /s/ Peter J. Boni
                                   Peter J. Boni
                                   President and Chief Executive Officer


Accepted and agreed to:



/s/ Frederick H. Phillips
-------------------------
Frederick H. Phillips